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                                                                    EXHIBIT 11.1

                                 LOGILITY, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                   YEARS ENDED APRIL 30, 1998, 1997, AND 1996

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
                              1998   1997    1996
                             ------ ------  ------
Common Stock:
  Weighted average common
   shares outstanding....... 12,671 11,300  11,300
  Dilutive effect of out-
   standing stock options...      5      0       0
                             ------ ------  ------
    Total................... 12,676 11,300  11,300
                             ====== ======  ======
Net Earnings (loss)......... $2,582 (1,954) (2,874)
                             ====== ======  ======
Earnings (loss) per common
 and common equivalent
 share...................... $ 0.20  (0.17)  (0.25)
                             ====== ======  ======
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